Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London W1J 5BQ www.enscoplc.com	News Release

Ensco plc Announces Partial Tender Offer for Outstanding Shares

in Scorpion Offshore Ltd.

LONDON, England and OSLO, Norway – 27 May 2010 – Ensco plc (NYSE: ESV), today announced that its wholly-owned subsidiary, Ensco (Bermuda) Limited, is making a partial tender offer to purchase in the market 19% of the outstanding shares in Scorpion Offshore Ltd. (OSE: SCORE) at a price in cash of NOK 39.50 per share.

The partial tender offer commences immediately and will expire on 28 May 2010 at 6:30 p.m. Oslo time. The shareholders first tendering their shares will have priority with respect to allocation of sales (first come-first served).

Following the successful closing of the partial tender offer, Ensco or one of its subsidiaries will take such additional steps permitted or required by law to acquire the remaining shares of Scorpion Offshore at the same cash price, subject to customary conditions. If the partial tender offer is not successful, Ensco does not intend to take further steps to acquire Scorpion Offshore under the proposal. Ensco (Bermuda) Limited is not obligated to purchase in the partial tender offer less than the number of shares that, when aggregated with shares subject to certain irrevocable preacceptances and conditional sales agreements, would equal more than 50% of the outstanding shares.

The Scorpion Offshore Board of Directors has decided to recommend Ensco’s proposal including the partial tender offer. Shareholders, including members of Scorpion Offshore’s senior management and the Board of Directors and their affiliates (including Kistefos and Polgas), representing in the aggregate 31.2% of the outstanding shares have undertaken to accept any subsequent voluntary or mandatory offer, if made by Ensco, and have granted Ensco an option to purchase their shares at the same cash price of NOK 39.50 per share.

If the partial tender offer is successful and Ensco chooses to exercise the options granted by members of Scorpion Offshore’s senior management and Board of Directors and their affiliates, then it will proceed to take such additional steps permitted or required by law to acquire the remaining shares of Scorpion Offshore at the same price per share of NOK 39.50.

Ensco reserves the right, at its sole discretion, to withdraw the partial tender offer at any time or to extend the offer period. Any such withdrawal or extension of the partial tender offer will be publicly announced no later than 28 May 2010 at 6.30 p.m. Oslo time.

Scorpion Offshore shareholders who want to accept the Offer need to contact Matthew Cyzer (telephone +44 20 7774 8333) or Matthew Stanton (telephone +44 20 7552 9865) at Goldman Sachs International or Gaute Ulltveit-Moe at Arctic Securities (telephone +47 21 01 32 00) by 6.30 p.m. Oslo time on 28 May 2010.

Any steps to acquire shares not yet owned by Ensco after the partial tender offer would be contingent upon successful completion of the partial tender offer, receipt of all necessary legal and regulatory approvals and satisfaction of other customary terms and conditions specified in the accepted proposal, which contains customary termination and termination fee provisions.

Continued Ensco plc News Release

Chairman, President and CEO Dan Rabun stated, “Scorpion Offshore is a highly-respected offshore drilling contractor with an excellent reputation for safety and operational excellence. The proposed transaction fits our strategy of high-grading our fleet with newer rigs that will benefit from stronger utilization and higher day rates.”

Scorpion Offshore’s rig fleet is comprised of seven recently built LeTourneau Super 116 jackup rigs that can drill in up to 350’ of water to a total depth of 30,000’. All seven rigs were delivered from the shipyard within the past few years. As noted in Scorpion Offshore’s most recent Fleet Contract Status Report, the seven rigs have contracts up to three years in duration, and the average day rate is approximately US$167,000, which amounts to a sizeable contract backlog.

Ensco plc is a public limited company incorporated under the laws of England and Wales. Headquartered in London, England, Ensco is a global offshore contract drilling company. Its American Depositary Shares are traded on the New York Stock Exchange under the ticker symbol “ESV.” Ensco is one of the leading providers of offshore contract drilling services to the international oil and gas industry. Ensco’s offshore rig fleet includes 39 jackup rigs, four ultra-deepwater semisubmersible rigs and one barge rig. Additionally, Ensco has four ultra-deepwater semisubmersible rigs under construction. Its operations are concentrated in the geographic regions of Asia Pacific (which includes Asia, the Middle East and Australia), Europe and Africa and North and South America. The Ensco group of companies employs approximately 3,600 people worldwide. The principal executive office of Ensco is located at 6 Chesterfield Gardens, London W1J 5BQ England. Ensco’s telephone number is +44 (0) 20 7659 4660, and its website is www.enscoplc.com. If the partial tender is successful and the other conditions satisfied, any voluntary or mandatory offer will be made through an indirect, wholly-owned subsidiary of Ensco.

If the partial tender is successful and the other conditions are satisfied, formal documentation with complete details of additional steps permitted or required by law to acquire the shares not yet owned by Ensco would be distributed to all eligible shareholders of Scorpion Offshore following approval from the Oslo Børs (to the extent required) and as soon as regulatory and legal conditions allow.

The partial tender offer and any other offers made by Ensco and any acceptances thereof shall be governed by and construed in accordance with the laws of Norway. The Oslo district court shall have exclusive jurisdiction over any dispute with Scorpion shareholders arising out of the partial tender offer or any other offers made by Ensco.

The partial tender offer is not being made and will not be made, directly or indirectly, in or into the United States, Canada, Australia or Japan or in any other jurisdiction in which the making of the partial tender offer would not be in compliance with the laws of such jurisdiction. Any and all materials related to the partial tender offer should not be sent or otherwise distributed in or into the United States, Canada, Australia or Japan, whether by use of the United States mail or by any means or instrumentality of United States, Canadian, Australian or Japanese commerce (including, but without limitation, the mail, facsimile transmission, telex, telephone and the Internet) or any facility of a United States, Canadian, Australian or Japanese national securities exchange, and the partial tender offer cannot be accepted by any such use, means or instrumentality, in or from within the United States, Canada, Australia or Japan. Accordingly, no materials related to the partial tender offer will be, and must not be, sent or otherwise distributed in or into or from the United States, Canada, Australia or Japan or, in their capacities as such, to custodians, trustees or nominees holding shares of Scorpion Offshore for United States, Canadian, Australian or Japanese persons, and persons receiving any such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from the United States, Canada, Australia or Japan. Any purported acceptance of the partial tender offer resulting directly or indirectly from a violation of these restrictions will be invalid. No shares of Scorpion Offshore are being solicited from a resident of the United States, Canada, Australia or Japan and, if sent in response by a resident of the United States, Canada, Australia or Japan, will not be accepted.

Continued Ensco plc News Release

Statements contained in this press release that state the Company’s or management’s intentions, plans, hopes, beliefs, expectations, anticipations, projections, confidence, schedules, or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import.

The forward-looking statements include, but are not limited to statements about the contemplated acquisition of Scorpion Offshore in general, and the contemplated further steps to gain full control of Scorpion Offshore, including potential voluntary or mandatory tender offers, in particular.

Forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including failure to successfully complete the partial tender offer, material adverse changes in Scorpion Offshore’s business, governmental and court orders and other factors, including risks as described from time to time as Risk Factors in the Company’s SEC filings.

Copies of such SEC filings may be obtained at no charge by contacting our Investor Relations Department at 214-397-3045 or by referring to our website at www.enscoplc.com. All information in this press release is as of today. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company’s expectations.

Investor and Media Contact:	Sean O’Neill
Vice President
+44 (0)207 659 4660 (London)